Exhibit 99.1

FOR IMMEDIATE RELEASE

February 9, 2010

THE WALT DISNEY COMPANY REPORTS FIRST QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for its first fiscal quarter ended January 2, 2010. Diluted earnings per share (EPS) for the quarter were $0.44 compared to $0.45 in the prior-year quarter. EPS for the current and prior-year quarter include the items discussed in the following paragraph. Excluding these items, EPS for the quarter increased 15% to $0.47 compared to $0.41 in the prior-year quarter.

The current quarter included restructuring and impairment charges and a gain on the sale of an investment in a television service in Europe, which together had a net adverse impact of $0.03 on EPS. The prior-year quarter included a gain on the sale of our investment in two pay television services in Latin America, which benefited EPS by $0.04.

“We are pleased with our first quarter results and are excited about our creative pipeline, from upcoming movies like Alice in Wonderland and Toy Story 3 to new attractions at our Parks and Resorts,” said Robert A. Iger, President and CEO, The Walt Disney Company. “Our unique ability to deliver outstanding experiences to consumers across platforms, markets and businesses gives us a strong competitive advantage and positions us well for long-term growth.”

The following table summarizes the first quarter results for fiscal 2010 and 2009 (in millions, except per share amounts):

	Quarter Ended
	Jan. 2, 2010	Dec. 27, 2008	Change
Revenues	$9,739	$9,599	1%
Segment operating income (1)	$1,575	$1,444	9%
Net income (2)	$844	$845	—%
Diluted EPS (2)	$0.44	$0.45	(2)%
Cash provided by operations	$915	$262	>100%
Free cash flow (1)	$608	$(29)	nm

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests

SEGMENT RESULTS

The following table summarizes first quarter segment operating results for fiscal 2010 and 2009 (in millions).

	Quarter Ended
	Jan. 2, 2010	Dec. 27, 2008	Change
Revenues:
Media Networks	$4,175	$3,903	7%
Parks and Resorts	2,662	2,665	—%
Studio Entertainment	1,935	1,945	(1)%
Consumer Products	746	773	(3)%
Interactive Media	221	313	(29)%

	$9,739	$9,599	1%

Segment operating income (loss):
Media Networks	$724	$655	11%
Parks and Resorts	375	382	(2)%
Studio Entertainment	243	187	30%
Consumer Products	243	265	(8)%
Interactive Media	(10)	(45)	78%

	$1,575	$1,444	9%

Media Networks

Media Networks revenues for the quarter increased 7% to $4.2 billion and segment operating income increased 11% to $724 million. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended
	Jan. 2, 2010	Dec.27, 2008	Change
Revenues
Cable Networks	$2,654	$2,452	8%
Broadcasting	1,521	1,451	5%

	$4,175	$3,903	7%

Segment operating income
Cable Networks	$544	$517	5%
Broadcasting	180	138	30%

	$724	$655	11%

Cable Networks

Operating income at Cable Networks increased $27 million to $544 million for the quarter driven by increases at the worldwide Disney Channels and ESPN, partially offset by a decrease in income from equity investments. The increase at the worldwide Disney Channels was driven by higher affiliate revenue due to subscriber growth internationally and higher contractual rates domestically. The increase at ESPN was due to higher affiliate and advertising revenue, partially offset by higher programming and production costs. The increase in affiliate revenue was primarily due to higher contractual rates and subscriber growth, including growth from the launch of a new network in the United Kingdom while higher advertising revenue was due to an increase in sold inventory, partially offset by lower rates. Higher programming and production costs reflected costs for soccer programming rights for the new network in the United Kingdom and increased contractual costs for college football and NFL programming. Decreased equity income was driven by increased programming and restructuring costs, partially offset by higher advertising and affiliate revenue at A&E Television Networks (AETN) which now includes the Lifetime networks. Restructuring charges at AETN were primarily for severance costs as a result of the combination of AETN and Lifetime in the fourth quarter of fiscal 2009.

Broadcasting

Operating income at Broadcasting increased $42 million to $180 million for the quarter primarily due to the absence of a bad debt charge in connection with the bankruptcy of a syndication customer in the prior-year quarter and higher revenues from ABC Studios productions driven by increased third party network license fees and international sales of Criminal Minds. These increases were partially offset by decreases at the ABC Television Network and owned television stations. At the ABC Television Network, results reflected lower primetime ratings and advertising rates, partially offset by a shift from political news coverage in primetime in the prior-year quarter to entertainment programming in the current quarter. At the owned television stations, results reflected lower advertising revenue due to higher political advertising sales in the prior-year quarter.

Parks and Resorts

Parks and Resorts revenues for the quarter were essentially flat at $2.7 billion and segment operating income decreased 2% to $375 million. Results for the quarter reflected a decrease at Disneyland Paris, partially offset by an increase at our domestic operations.

The decrease at Disneyland Paris was due to decreased attendance and lower hotel occupancy.

Higher operating income at our domestic operations was driven by an increase in attendance, which benefited from the shift of the New Year's holiday from the second quarter in fiscal 2009 to the first quarter in fiscal 2010, and lower costs, partially offset by decreased guest spending. The decrease in costs was driven by the absence of mark-to-market losses on fuel hedge contracts which impacted the prior-year quarter, decreased food, beverage and merchandise sales and savings from cost mitigation activities. These decreases were partially offset by higher pension and postretirement medical expenses and labor and other cost inflation. Decreased guest spending was driven by lower average ticket prices and decreased food and beverage and merchandise spending.

Studio Entertainment

Studio Entertainment revenues for the quarter were essentially flat at $1.9 billion and segment operating income increased 30% to $243 million. Higher operating income was primarily due to an increase in domestic home entertainment, partially offset by decreases in domestic theatrical distribution and music distribution.

Higher domestic home entertainment results were primarily due to lower distribution costs and marketing expenses, driven by cost reduction initiatives, and lower production cost amortization and participation expense. The decrease in amortization and participation expense reflected the strong performance of Up and The Proposal in the current quarter compared to WALL-E and The Chronicles of Narnia: Prince Caspian, which had high participation costs, in the prior-year quarter.

The decrease in domestic theatrical distribution was driven by higher film cost write-downs in the current quarter. Lower results in music distribution were primarily due to lower album sales reflecting the strong performance of High School Musical 3 in the prior-year quarter.

Consumer Products

Consumer Products revenues for the quarter decreased 3% to $746 million and segment operating income decreased 8% to $243 million.

Lower segment operating income was primarily due to decreased earned licensing revenue across a number of product categories driven by lower performance of High School Musical and Hannah Montana merchandise.

Interactive Media

Interactive Media revenues for the quarter decreased 29% to $221 million and operating results improved from a loss of $45 million in the prior-year quarter to a loss of $10 million in the current quarter driven by improvements at Disney Interactive Studios and Disney Online.

At Disney Interactive Studios, lower unit sales of self-published video games, driven by fewer releases, were more than offset by lower marketing expenses, inventory costs and bad debt charges. The increase at Disney Online was driven by increased subscription revenues at Club Penguin.

OTHER FINANCIAL INFORMATION

Restructuring and Impairment Charges

The Company recorded restructuring and impairment charges totaling $105 million in the current quarter primarily related to organizational and cost structure initiatives at our Media Networks and Studio Entertainment segments including actions taken by new Studio segment leadership. Restructuring charges of $66 million were primarily severance and related costs while impairment charges of $39 million consisted of write-offs of capitalized costs related to abandoned film projects.

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	Jan. 2, 2010	Dec. 27, 2008
Interest expense	$(118)	$(168)
Interest and investment income	15	29

Net interest expense	$(103)	$(139)

The decrease in net interest expense for the quarter was primarily due to lower average debt balances.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Quarter Ended
	Jan. 2, 2010	Dec. 27, 2008	Change
Cash provided by operations	$915	$262	$653
Investments in parks, resorts and other property	(307)	(291)	(16)

Free cash flow (1)	$608	$(29)	$637

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

The increase in free cash flow was driven by higher segment operating results, lower film and television production spending and the timing of certain sports rights payments and advance travel deposits.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Quarter Ended
	Jan. 2, 2010	Dec. 27, 2008
Media Networks
Cable Networks	$11	$13
Broadcasting	11	28

Total Media Networks	22	41

Parks and Resorts:
Domestic	193	169
International	36	13

Total Parks and Resorts	229	182

Studio Entertainment	15	54
Consumer Products	13	7
Interactive Media	4	6
Corporate	24	1

Total investments in parks, resorts and other property	$307	$291

Depreciation expense by segment was as follows (in millions):

	Quarter Ended
	Jan. 2, 2010	Dec. 27, 2008
Media Networks
Cable Networks	$31	$24
Broadcasting	23	22

Total Media Networks	54	46

Parks and Resorts
Domestic	211	205
International	88	79

Total Parks and Resorts	299	284

Studio Entertainment	14	12
Consumer Products	6	6
Interactive Media	7	3
Corporate	31	32

Total depreciation expense	$411	$383

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	Jan. 2, 2010	Oct. 3, 2009	Change
Current portion of borrowings	$2,642	$1,206	$1,436
Long-term borrowings	11,189	11,495	(306)

Total borrowings	13,831	12,701	1,130
Less: cash and cash equivalents	(3,204)	(3,417)	213

Net borrowings (1)	$10,627	$9,284	$1,343

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $2,807 million and $2,868 million attributable to Euro Disney and Hong Kong Disneyland as of January 2, 2010 and October 3, 2009, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $527 million and $606 million as of January 2, 2010 and October 3, 2009, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding the impact of certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. In the current quarter, these items included restructuring and impairment charges and a gain on the sale of an interest in a television service in Europe. In the prior-year quarter, we excluded a gain on the sale of our investment in two pay television services in Latin America. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Quarter Ended
	Jan. 2, 2010	Dec. 27, 2008	Change
Diluted EPS attributable to Disney as reported	$0.44	$0.45	(2)%
Exclude:
Restructuring and impairment charges	0.03	—	nm
Other income (1)	(0.01)	(0.04)	75%

Diluted EPS attributable to Disney excluding certain items (2)	$0.47	$0.41	15%

(1)

Other income for the current quarter consists of a gain on the sale of an investment in a television service in Europe. Other income for the prior-year quarter consists of a gain on the sale of our investment in two pay television services in Latin America.

(2)	Diluted EPS attributable to Disney excluding certain items may not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended
	Jan. 2, 2010	Dec. 27, 2008
Segment operating income	$1,575	$1,444
Corporate and unallocated shared expenses	(72)	(80)
Restructuring and impairment charges	(105)	—
Other income	27	114
Net interest expense	(103)	(139)

Income before income taxes	1,322	1,339
Income taxes	(478)	(488)

Net income	$844	$851

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, February 9, 2010, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through February 16, 2010 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 3, 2009 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended
	Jan. 2, 2010	Dec. 27, 2008
Revenues	$9,739	$9,599
Costs and expenses	(8,325)	(8,382)
Restructuring and impairment charges	(105)	—
Other income	27	114
Net interest expense	(103)	(139)
Equity in the income of investees	89	147

Income before income taxes	1,322	1,339
Income taxes	(478)	(488)

Net income	844	851
Less: Net income attributable to noncontrolling interests	—	(6)

Net income attributable to The Walt Disney Company (Disney)	$844	$845

Earnings per share attributable to Disney:
Diluted	$0.44	$0.45

Basic	$0.45	$0.46

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,903	1,872

Basic	1,867	1,852

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	Jan. 2, 2010	Oct. 3, 2009
ASSETS
Current assets
Cash and cash equivalents	$3,204	$3,417
Receivables	5,972	4,854
Inventories	1,196	1,271
Television costs	837	631
Deferred income taxes	1,170	1,140
Other current assets	566	576

Total current assets	12,945	11,889
Film and television costs	5,246	5,125
Investments	2,578	2,554
Parks, resorts and other property, at cost
Attractions, buildings and equipment	32,562	32,475
Accumulated depreciation	(17,718)	(17,395)

	14,844	15,080
Projects in progress	1,425	1,350
Land	1,165	1,167

Total parks, resorts and other property, at cost	17,434	17,597
Intangible assets, net	5,371	2,247
Goodwill	23,794	21,683
Other assets	1,946	2,022

	$69,314	$63,117

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$6,684	$5,616
Current portion of borrowings	2,642	1,206
Unearned royalties and other advances	2,341	2,112

Total current liabilities	11,667	8,934
Borrowings	11,189	11,495
Deferred income taxes	2,958	1,819
Other long-term liabilities	5,542	5,444
Commitments and contingencies
Disney Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.6 billion shares	27,571	27,038
Retained earnings	31,225	31,033
Accumulated other comprehensive loss	(1,597)	(1,644)

	57,199	56,427
Treasury stock, at cost, 724.1 million shares at January 2, 2010 and 781.7 million shares at October 3, 2009	(21,019)	(22,693)

Total Disney Shareholders’ equity	36,180	33,734
Noncontrolling interests	1,778	1,691

Total equity	37,958	35,425

	$69,314	$63,117

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Quarter Ended
	Jan. 2, 2010	Dec. 27, 2008
OPERATING ACTIVITIES
Net income	$844	$851
Depreciation and amortization	423	396
Gain on sale of equity investment	(27)	(114)
Deferred income taxes	(6)	(24)
Equity in the income of investees	(89)	(147)
Cash distributions received from equity investees	92	87
Net change in film and television costs	36	(245)
Equity-based compensation	135	114
Impairment charges	39	—
Other	(70)	31
Changes in operating assets and liabilities:
Receivables	(1,100)	(779)
Inventories	87	(18)
Other assets	102	16
Accounts payable and other accrued liabilities	56	(325)
Income taxes	393	419

Cash provided by operations	915	262

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(307)	(291)
Proceeds from sale of equity investment	37	185
Acquisitions	(2,254)	(145)
Other	(16)	3

Cash used in investing activities	(2,540)	(248)

FINANCING ACTIVITIES
Commercial paper borrowings, net	1,297	687
Borrowings	—	1,096
Reduction of borrowings	(79)	(579)
Repurchases of common stock	(25)	(104)
Other	219	(320)

Cash provided by financing activities	1,412	780

(Decrease)/increase in cash and cash equivalents	(213)	794
Cash and cash equivalents, beginning of period	3,417	3,001

Cash and cash equivalents, end of period	$3,204	$3,795